As filed with the Securities and Exchange Commission on July 20, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPHERE 3D CORP.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Ontario, Canada	240 Matheson Blvd. East	98-1220792
(State or other jurisdiction of	Mississauga, Ontario L4Z 1X1	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

(858) 571-5555
(Address and telephone number of
Registrant’s principal executive offices)

Eric L. Kelly
Chief Executive Officer
9112 Spectrum Center Boulevard
San Diego, California 92123
(858) 571-5555
(Name, address, and telephone number of agent for service)

Copy to:
Warren T. Lazarow, Esq.
Paul L. Sieben, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
(650) 473-2600

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

† The term “new or revised financial accounting standard” refers to any updated issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum
Title of each class of	to be	offering price	aggregate	Amount of
securities to be registered	registered(1)(3)	per unit(2)	offering price(2)	registration fee
Common Shares, no par value per share	2,176,797	$4.18	$9,099,011	$1,055

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional common shares that become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding common shares of the registrant. This registration statement relates to the resale of 725,599 common shares and 1,451,198 common shares issuable upon exercise or exchange of warrants previously issued to the selling shareholders.

(2)

Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $4.45 and low $3.91 sales prices of the registrant’s common shares on The NASDAQ Capital Market on July 17, 2017.

(3)	Adjusted to reflect a 1-for-25 share consolidation of our common shares effective July 11, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED JULY 20, 2017

PROSPECTUS

2,176,797 Common Shares

            This prospectus relates solely to the resale by the selling shareholders identified in this prospectus of an aggregate of (i) 725,599 common shares at a price of $7.50 per share and (ii) 1,451,198 common shares issuable upon exercise or exchange of warrants to purchase common shares that we sold between December 30, 2016 and March 16, 2017, as amended on July 11, 2017. We will not receive any of the proceeds from the sale of our common shares being sold by the selling shareholders.

            From the date of this prospectus, the selling shareholders may offer the common shares from time to time in amounts, at prices and on terms determined by market conditions at the time of the offering. The selling shareholders may sell or otherwise transfer the common shares directly or alternatively through underwriters, broker-dealers or agents they select. If such selling shareholders use underwriters, broker-dealers or agents to sell or transfer the common shares, we will name them and describe their compensation in a prospectus supplement. We will pay the expenses related to the registration of the common shares covered by this prospectus. The selling shareholders will pay any commissions and selling expenses they may incur. For more information regarding the sales or transfers of common shares by the selling shareholders pursuant to this prospectus, please read “Plan of Distribution.” Our common shares are traded on The NASDAQ Capital Market under the symbol “ANY”. On July 17, 2017, the last reported sale price for our common shares on NASDAQ was $3.93 per share.

            We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 and are subject to reduced public company reporting requirements.

            Our business and an investment in our securities involve significant risks. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 5 and the "Risk Factors" in “Item 3. Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference into this prospectus and the “Risk Factors” section of any prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase these securities.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20, 2017.

i

ABOUT THIS PROSPECTUS

            This prospectus is part of a registration statement on Form F-3 that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, filed with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the contents of any document are not necessarily complete. If SEC rules require that a document be filed as an exhibit to the registration statement, please see such document for a complete description of these matters.

            This prospectus only provides you with a general description of the securities being offered. Each time a selling shareholder sells any of the offered securities, such selling shareholder will provide this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement and any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

            You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus related to these securities that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, any prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

            In this prospectus, unless otherwise indicated or the context otherwise requires, references to “Sphere,” “we,” “Company,” “us,” or “our” refer to Sphere 3D Corp. and its consolidated subsidiaries, and references to “selling shareholders” refer to those shareholders listed herein under “Selling Shareholders,” and their transferees.

            Unless otherwise stated, references in this prospectus to shares of our common shares, including prices per share of our common shares, have been retroactively restated to reflect the 1-for-25 share consolidation that was approved by our board of directors on July 5, 2017. Our common shares commenced trading on a consolidation-adjusted basis on July 12, 2017.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

            We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers. Status as a foreign private issuer is determined as of the second fiscal quarter with changes to status becoming effective on the first day of the next fiscal year. We are currently evaluating if we will continue to qualify as a foreign private issuer based on our share holdings as of June 30, 2017. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F, with the SEC containing financial statements audited by an independent accounting firm. We also furnish or file with the SEC Reports of Foreign Private Issuer on Form 6-K and other information with the SEC as required by the Exchange Act. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. You can find, copy and inspect information we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet at http://www.sec.gov which contains reports and other information that we file electronically with the SEC. You may also review such reports and other documents we file with the SEC on our website at http://www.sphere3d.com. Information included on our website is not a part of this prospectus. This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding our common shares and us, including exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information to you by referring you to another document that has been separately filed with or furnished to the SEC. The information incorporated by reference is considered to be part of this prospectus, and certain information that we later file with or furnish to the SEC will automatically update and supersede the information contained in documents earlier filed with or furnished to the SEC or contained in this prospectus. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act including all subsequent reports on Form 20-F and any report on 6-K which indicates it is being incorporated by reference (in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules) until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•	Our Annual Report on Form 20-F (File No. 001-36532) filed with the SEC on March 31, 2017;

•

The description of our common shares contained in our Registration Statement on Form 8-A (File No. 001- 36532) filed with the Commission on July 7, 2014 pursuant to Section 12 of the Exchange Act, and any other amendment or report filed for the purpose of updating such description;

•

The consolidated audited balance sheets of Overland Storage, Inc. and subsidiaries as of June 30, 2014 and 2013, and the related audited consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the fiscal years ended June 30, 2014 and 2013; the unaudited pro forma condensed combined financial information of our company, the Overland companies and the Tandberg companies giving effect to the acquisition of the Overland companies and derived from the historical consolidated financial statements and notes thereto of our companies; the description of the terms of our merger with Overland Storage, Inc., together with Annex A; and the description of the rights of our shareholders contained in our Registration Statement on Form F-4 (File No. 333- 197569) filed with the SEC on July 23, 2014, as subsequently amended; and

•

Our Report of Foreign Private Issuer on Form 6-K (File No. 001-36532) furnished to the SEC on July 20, 2017, July 17, 2017, June 19, 2017, May 12, 2017, March 29, 2017, March 24, 2017, November 14, 2016, September 22, 2016, September 15, 2016, August 12, 2016, August 11, 2016, May 13, 2016, May 12, 2016, April 21, 2016, and April 7, 2016.

            Unless otherwise identified, documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this registration statement.

            Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

            You may obtain copies, without charge, of documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us as follows:

Sphere 3D Corp.
240 Matheson Blvd. East
Mississauga, Ontario L4Z 1X1
Attention: Investor Relations
(800) 729-8725

            Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Certain statements in this prospectus and the documents we incorporate by reference in this prospectus constitute forward-looking information that involves risks and uncertainties. This forward-looking information includes, but is not limited to, statements with respect to management’s expectations regarding our future growth and business plans, business planning process, results of operations, uses of cash, performance, and business prospects. This forward-looking information may also include other statements that are predictive in nature, or that depend upon or refer to future events or conditions. Statements with the words “could”, “expects”, “may”, “will”, “anticipates”, “assumes”, “intends”, “plans”, “believes”, “estimates”, “guidance” and similar expressions are intended to identify statements containing forward-looking information, although not all forward-looking statements include such words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.

           Although management believes the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are based on the opinions, assumptions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include, but are not limited to:

  our ability to maintain the listing of our common shares on the NASDAQ Capital Market;
  our limited operating history;
  our ability to generate cash to fund operations;
  our ability to refinance our credit facilities prior to maturity or otherwise raise additional debt or equity financing;
  our ability to integrate the businesses of HVE ConneXions, LLC, and Unified ConneXions, Inc.;
  the impact of competition;
  any defects in components or design of our products;
  the retention or maintenance of key personnel;
  the possibility of significant fluctuations in operating results;
  currency fluctuations;
  our ability to maintain business relationships;
  financial, political or economic conditions;
  financing risks;
  future acquisitions;
  our ability to protect our intellectual property;
  third party intellectual property rights;
  volatility in the market price for our common shares;
  our compliance with financial reporting and other requirements as a public company;
  conflicts of interests;
  future sales of our common shares by our directors, officers and other shareholders;
  dilution and future sales of common shares;
  acquisition-related risks; and
  other factors described under the heading “Risk Factors” and other risk factors described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

           In addition, if any of the assumptions or estimates made by management prove to be incorrect, actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking information. Accordingly, investors are cautioned not to place undue reliance on such statements.

           All of this forward-looking information is qualified by these cautionary statements. Statements containing forward-looking information are made only as of the date of such document. We expressly disclaim any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

           The following is only a summary and therefore does not contain all of the information you should consider before investing in our securities. We urge you to read this entire prospectus, including the matters discussed under “Risk Factors” and the risk factors incorporated by reference into this prospectus as described in that section, and the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC.

Our Company

           We are a virtualization technology and data management solutions provider with a portfolio of products that address the complete data continuum. We enable the integration of virtual applications, virtual desktops, and storage into workflow, and allow organizations to deploy a combination of public, private or hybrid cloud strategies. We achieve this through the sale of solutions that are derived from our primary product groups: disk systems, virtualization, and data management and storage.

           We have a global presence and maintain offices in multiple locations. Executive offices and our primary operations are conducted from our San Jose and San Diego, California locations. Our main office is located at 9112 Spectrum Center Blvd., San Diego, CA 92123. Our virtualization product development is primarily done from its research and development center near Toronto, Canada. Our European headquarters are located in Germany. We maintain additional offices in Singapore, Japan, and the United Kingdom.

           We were incorporated on May 2, 2007 under the Business Corporations Act (Ontario) as “T.B. Mining Ventures Inc.”. Our registered office is located at 240 Matheson Blvd. East Mississauga, Ontario L4Z 1X1 and our main telephone number is (858) 571-5555. Our Internet address is http://www.sphere3d.com. Except for the documents referred to under “Where You Can Find Additional Information” which are specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS

           An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Common Shares and this Offering

Our share price has been volatile and your investment in our common shares could decrease in value.

           The market price for securities of technology companies, including ours, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, during the 12-month period ended July 12, 2017, our closing stock price has ranged from a low of $2.44 to a high of $23.75. Fluctuations in the market price or liquidity of our common shares may harm the value of your investment in our common shares. You may not be able to resell your common shares at or above the price you pay for those shares due to fluctuations in the market price caused by changes in our operating performance or prospects and other factors, including, among others:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors;

•	changes in financial markets or general economic conditions;

•	our ability to raise additional capital as needed;

•	developments regarding our patents or proprietary rights or those of our competitors; and

•	changes in stock market analyst recommendations or earnings estimates regarding our common shares, other comparable companies or our industry generally.

Future sales of our common shares could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common shares.

          We will likely sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of common shares, or the perception that such sales could occur, could adversely affect the prevailing market price of our common shares and our ability to raise capital. We may issue additional common shares in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding common shares. The market price for our common shares could decrease as the market takes into account the dilutive effect of any of these issuances.

Sales of shares issuable upon exercise or exchange of outstanding warrants, the conversion of outstanding convertible debt, or the effectiveness of our registration statement may cause the market price of our shares to decline.

           We have warrants outstanding for the purchase of up to 1,161,470 common shares having a weighted-average exercise price of $15.99 per share. Our 8% Senior Secured Convertible Debenture is currently convertible into common shares at a conversion price of $75.00 per common share. The sale of our common shares upon exercise of our outstanding warrants, the conversion of the debenture into common shares, or the sale of a significant amount of the common shares issued or issuable upon exercise of the warrants in the open market, or the perception that these sales may occur, could cause the market price of our common shares to decline or become highly volatile.

If our common shares are delisted from the NASDAQ Capital Market, our business, financial condition, results of operations and share price could be adversely affected, and the liquidity of our common shares and our ability to obtain financing could be impaired.

           In August 2016, we received a letter from the NASDAQ Stock Market LLC (“NASDAQ”) notifying us that we were not in compliance with the requirement of NASDAQ Listing Rule 5450(a)(1) (“Listing Rule”) for continued listing on the NASDAQ Global Market as a result of the closing bid price for our common shares being below $1.00 for 30 consecutive business days. This notification has had no effect on the listing of our common shares at this time. In accordance with the Listing Rule, we had 180 calendar days, or until January 30, 2017, to regain compliance with such rule. On February 1, 2017, we were granted an additional 180 calendar day period to regain compliance with the Listing Rule in connection with the transfer of the listing of our common shares to the NASDAQ Capital Market. To regain compliance, we effectuated a share consolidation on a 1-for-25 basis in order for our common shares to have a closing bid price above $1.00 for a minimum of 10 consecutive business days. No assurance can be given that we will regain compliance during that period.

Future sales of our securities under certain circumstances may trigger price-protection provisions in outstanding warrants, which would dilute your investment and could result in a decline in the trading price of our common shares.

           In connection with our registered direct offering in December 2015, we issued a warrant exercisable to purchase up to 60,000 common shares that contains certain price protection provisions. If we, at any time while these warrants are outstanding, effect certain variable rate transactions and the issue price, conversion price or exercise price per share applicable thereto is less than the exercise price then in effect for the warrants, then the exercise price of the warrants will be reduced to equal such price. Additionally, if at any time while the warrants issued pursuant to the Securities Purchase Agreement entered into in March 2017 are outstanding, the Company sells or grants options to purchase, reprices or otherwise issues any common shares or securities convertible into common shares at a price less than $7.50, then the exercise price for the Warrants will be reduced to such price, provided that the exercise price will not be lower than $0.10, and the number of common shares issuable under the Warrants will be increased such that, after taking into account the decrease in the exercise price, the aggregate exercise price under the Warrants will remain the same. The Company’s share consolidation, which became effective on July 11, 2017, did not adjust the minimum exercise price of the warrants. The triggering of these price protection provisions, together with the exercise of these warrants, could cause the market price of our common shares to decline or become highly volatile, and/or cause additional dilution to our shareholders.

The terms of our March 2017 private placements may materially and adversely impact our ability to obtain additional financing in the future.

           We are subject to certain restrictions and obligations in connection with our private placement of warrants that was consummated in March 2017 which may materially and adversely affect our ability to obtain additional financing in the future. These restrictions and obligations include participation rights whereby certain investors are entitled to purchase up to 50% in the aggregate of the securities sold in any subsequent issuance for 15 months following the closing of the private placement (the “Closing”), prohibitions on issuing common shares or common share equivalents in a variable rate transaction for 90 days following the Closing and prohibitions on issuing common shares or common share equivalents through an equity line of credit, at-the-market offering, or similar transaction for six months following the Closing. Additionally, if at any time while the warrants are outstanding the Company sells or grants options to purchase, reprices or otherwise issues any common shares or securities convertible into common shares at a price less than $7.50, then the exercise price for the Warrants will be reduced to such price, provided that the exercise price will not be lower than $0.10, and the number of common shares issuable under the Warrants will be increased such that, after taking into account the decrease in the exercise price, the aggregate exercise price under the Warrants will remain the same. The Company’s reverse share consolidation, which became effective on July 11, 2017, did not adjust the minimum exercise price of the warrants. The triggering of these price protection provisions, together with the exercise of these warrants, could materially and adversely affect our ability to obtain additional financing in the future.

We may have to pay liquidated damages to our investors, which will increase our negative cash flows.

           Under the terms of our registration rights agreements entered into with certain investors in connection with private placements of our securities in May, June, and August 2015, in connection with the warrant exchange agreement we entered into in March 2016 and in connection with the private placement in March 2017, if we fail to comply with certain provisions set forth in these agreements, including covenants requiring that we maintain the effectiveness of the registration statements registering these securities, then we will be required to pay liquidated damages to our investors. There can be no assurance that the registration statements will remain effective for the time periods necessary to avoid payment of liquidated damages. If we are required to pay our investors liquidated damages, this could materially harm our business and future prospects.

We do not expect to pay cash dividends on our common shares for the foreseeable future.

           We have never paid cash dividends on our common shares and do not anticipate that any cash dividends will be paid on the common shares for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition.

USE OF PROCEEDS

            Any selling shareholder will receive all of the net proceeds from the sales of our common shares offered by such selling shareholder pursuant to this prospectus.

CAPITALIZATION

            The following table sets forth our cash and cash-equivalents and our capitalization as of March 31, 2017 on an actual basis. The table below does not present our capitalization on an as-adjusted basis to give effect to the issuance and sale of the 818,181 common shares issuable upon exercise of the warrants issued on March 29, 2017 or the 85,682 common shares issuable upon exercise of the warrants issued to Opus Bank. The holders of the warrants are not obligated to exercise them for the purchase of our common shares, and as a result, there can be no assurance that the holders will exercise the warrants.

             You should read the information in the following table in conjunction with our consolidated financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 20-F for the year ended December 31, 2016 filed with the SEC on March 31, 2017 incorporated by reference in this prospectus.

(In thousands, except share and per share information)
Cash and cash equivalents	$6,904
Current portion of long-term debt, net	$44,049
Warrant liability	$2,945
Shareholders’ equity
Common stock, no par value per share; unlimited shares authorized, 4,108,337 shares issued and outstanding, actual	$164,105
Accumulated deficit	$(143,052)
Accumulated other comprehensive loss	$(1,574)
Total shareholders’ equity	$19,479
Total liabilities and shareholders’ equity	$96,302

SELLING SHAREHOLDERS

            The following tables provide certain information with respect to the common shares beneficially owned by each selling shareholder as of July 12, 2017. Except as otherwise noted in the footnotes following the table, none of the selling shareholders has had a material relationship with us within the past three years.

            All of the common shares acquired by the selling shareholders in certain private placements between December, 2016 and March, 2017 and all the common shares issuable upon exercise or exchange in the private placements are being registered for sale pursuant to this prospectus. On July 11, 2017, the warrants were amended to permit us, in our sole discretion, to opt to exchange no fewer than all of the amended warrants for the same number of common shares. Between July 14, 2017 and July 20, 2017, we notified such holders of our election to exchange all of the warrants for common shares pursuant to the terms of the amended warrants.

            The selling shareholders are not under any obligation to sell all or any portion of their common shares, nor are they obligated to sell any of their common shares immediately under this prospectus. No selling shareholder has indicated to us that it presently intends to sell common shares offered by this prospectus. Since the selling shareholders are not obligated to sell their common shares, we do not know how many common shares each of them will own when this offer is terminated.

            In the following table, we have determined the number and percentage of common shares and common shares issuable under the warrants beneficially owned in accordance with Rule 13d-3 of the Exchange Act, based on information provided to us by the selling shareholders, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares of our common shares beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days after July 12, 2017. Applicable percentages are based on 4,386,373 common shares outstanding on July 12, 2017.

            We have prepared the following tables and the related notes solely based on information supplied to us by the selling shareholder. We have not sought to verify such information. Additionally, the selling shareholder may have sold or transferred some or all of the common shares and warrants listed below since the date on which the information was provided to us. Other information about the selling shareholder may change over time.

Beneficial Ownership(1)
	Common Shares		Number of
	Beneficially		Common	Common Shares
	Owned Prior to the		Shares Registered	Beneficially Owned
	Offering		Hereby(3)	After the Offering
Selling Shareholder Name and
Address(2)	Number	Percent	for Sale	Number	Percent

ThreeD Capital Inc.	84,000	1.44%	84,000	—	—
69 Yonge Street, Suite 1010
Toronto, Ontario M5E 1K3(4)

1313366 Ontario Inc.	108,000	1.85%	108,000	—	—
55 Burbank Drive
Thornhill, Ontario L4J 7T9(5)

Sheldon Inwentash	249,280	4.27%	240,000	9,280	*
126 Old Forest Hill Road
Toronto, Ontario M5P 2R9(6)

MF Ventures, LLC	1,576,389	25.54%	999,999	576,390	9.34%
201 Spear St., 14th Floor
San Francisco, CA 94105(7)

Lynn Factor	441,780	7.53%	399,000	42,780	*
126 Old Forest Hill Road
Toronto, Ontario M5P 2R9(8)

Elizabeth Gargiulo	16,800	*	16,800	—	—
41 Limcombe Dr
Thornhill, Ontario L3T 2V7

Samuel Stern	106,666	1.83%	81,999	24,667	*

620 Wilson Ave #215
Toronto, Ontario M5K 1Z3

Manitex Capital Inc.	48,000	*	48,000	—	—
16667 Hymus Blvd.
Kirkland, Quebec H9H 4R9(9)

Robert Halpern	9,000	*	9,000	—	—
8171 Vonge St, Suite 116
Thornhill, Ontario L37 2C6

Leonard Waldman	12,000	*	12,000	—	—
108 Highland Circle
Toronto, Ontario M2L 1H1

Pino Guido	9,999	*	9,999	—	—
125 Park Ridge Drive
Kleinburg, Ontario L0J 1C0

Skytrade Corporation	20,001	*	20,001	—	—
133 Hazelton Avenue, Suite 801
Toronto, Ontario M5R 0Z6(10)

Countryman Investments Ltd.	157,684	2.70%	99,999	57,685	*
520 - 885 Dunsmuir Street
Vancouver, BC V6C 1N5(11)

Michael Lamanna	36,000	*	36,000	—	—
5530 King Road
Nobleton, Ontario L0G 1N0

Rory O'Neill	12,000	*	12,000	—	—
1707 - 68 Abell Street
Toronto, Ontario M6J 0B1

* Less than 1%

Unless otherwise stated, the respective selling shareholder has no relationship to us.

(1)

Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the selling shareholder the right to acquire common shares within 60 days of July 12, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other selling shareholder. Percentage ownership is based on an aggregation of the 4,372,462 common shares issued and outstanding as of July 12, 2017 and assumes issuance of the remaining common shares issuable upon exercise or exchange of warrants in the amount of 1,451,198. This amount totals 5,823,660 common shares.

(2)	Unless otherwise indicated, this table is based on information supplied to us by the selling shareholders and our records.

(3)

These shares include 725,599 common shares and 1,451,198 common shares issuable upon exchange of warrants sold in a private placement, the closings of which occurred between December 30, 2016 and March 16, 2017

(4)	By virtue of his position as Chief Executive Officer of ThreeD Capital Inc., Sheldon Inwentash has voting and investment power with respect to the common shares held by this selling shareholder.

(5)	Jeff Kopman, President of 1313366 Ontario Inc., has voting and investment power over these securities.

(6)	Includes 8,800 common shares issuable pursuant to warrants.

(7)

MF Ventures, LLC beneficially owns, directly or indirectly, securities of the Company carrying more than 10% of the voting rights attached to the outstanding voting securities of the Company (on a partially-diluted basis). Victor B. MacFarlane and Thaderine D. MacFarlane have shared voting and investment power with respect to the common shares held by this selling shareholder. Includes 181,818 common shares issuable pursuant to warrants and 166,719 common shares to be issued under an amended and restated warrant exchange agreement entered into with the selling shareholder on July 11, 2017 (the “MF Ventures replacement warrant”) which superseded and replaced the warrant exchange agreement dated March 25, 2016. Under the terms of the MF Ventures replacement warrant, we may, at our sole discretion, opt to exchange no fewer than all of such replacement warrant for the same number of common shares. On or about July 20, we notified the selling shareholder of our intent to exchange the MF Ventures replacement warrant. Immediately after the exchange, the MF Ventures replacement warrant is wholly void and of no valid or binding effect. This MF Ventures replacement warrant is in addition to the replacement warrants discussed above.

(8)	Includes 42,780 common shares issuable pursuant to warrants.

(9)	Mr. Steve Saviuk, President and Chief Executive Officer of Manitex Capital Inc., has voting and investment power over these securities.

(10)	Mr. Jason Meretsky has voting and investment power over these securities.

(11)	Mr. G. David Richardson has voting and investment power over these securities. Includes 8,000 common shares issuable pursuant to warrants.

SHARE CAPITAL

            As of July 12, 2017, 4,372,462 common shares were issued and outstanding, all of which have been duly approved and are registered on our books. Our articles of amalgamation permit the issuance of an unlimited number of common shares. All of the outstanding common shares are fully paid and non-assessable. Within the past five years, more than 10% of our capital stock has been paid for with assets other than cash.

            The Company has unlimited authorized shares of common shares at no par value. The share capital activity was as follows (in thousands):

Number of
Shares
Shares issued during the year ended December 31, 2014(1)
Common shares issued	444
Common shares issued for warrants exercised	84
Shares issued under equity incentive plan	10
Shares issued during the year ended December 31, 2015:(2)
Common shares issued	351
Common shares issued for warrants exercised	14
Shares issued under equity incentive plan	61
Shares issued during the year ended December 31, 2016:(3)
Common shares issued	605
Common shares issued for warrants exercised	140
Shares issued under equity incentive plan	109
Shares issued during the year ending December 31, 2017:(4)
Common shares issued	1,531
Shares issued under equity incentive plan	179
________________
(1)

On December 1, 2014, the Company completed its acquisition of Overland. The acquisition was carried out pursuant to the terms and conditions contained in an Agreement and Plan of Merger dated May 15, 2014 (as amended, the “merger agreement”). Under the terms of the merger agreement, Sphere 3D issued a total of 342,275 common shares for all of the outstanding Overland shares on the basis of one Overland share for 11.59625 common shares.

On March 21, 2014, the Company acquired from V3 Systems certain Virtual Desktop Infrastructure (“VDI”) technology, including Desktop Cloud Orchestrator® software, which allows administrators to manage local, cloud hosted, or hybrid virtual desktop deployments, and a series of purpose-built, compact, efficient and easy-to-manage servers. The purchase price for the acquired technology assets of V3 Systems was $14.4 million, consisting of $4.2 million in cash and the issuance of 43,595 of our common shares at $148.00.

The Company issued 3,484 in connection with its election to pay accrued and outstanding interest under the convertible debenture either entirely in cash or common shares.

The Company issued 72,160 common shares in connection with the exercise of warrants issued in a private placement relating to the company’s acquisition of Sphere 3D Inc. in 2012 and a concurrent financing. The warrants were exercisable to purchase one common share at a purchase price of $25.00. Additionally, the company issued 11,880 common shares in connection with the exercise of warrants issued in connection with a November 2013 underwritten financing for the sale of 50,000 units that included one common share and one-half of one common share purchase warrant, at a price of $83.75 per unit of gross proceeds of $4,187,500. Each such warrant was exercisable to acquire one common share at a purchase price of $112.50.

(2)

In May and June 2015, we completed private placements for a total of 64,850 common shares of the Company and warrants to purchase up to 64,850 common shares for a gross purchase price of approximately $5.2 million (the “May 2015 Private Placement”). The purchase price for one common share and a warrant to purchase one common share was $80.00. The warrants have an exercise price of $100.00 per share and a five-year term. These warrants have no anti-dilution provisions. We filed a registration statement to register the resale of the shares to be issued in the offering and the shares issuable upon exercise of the warrants with the U.S. Securities and Exchange Commission (“SEC”).

In August 2015, we completed a private placement of 24,242 common shares of the Company and warrants to purchase up to 24,242 common shares for a gross purchase price of approximately $2.0 million (the “August 2015 Private Placement”). The purchase price for one common share and a warrant to purchase one common share was $82.50. The warrants had an exercise price of $82.50 per share and a five-year term. We have the right to force the exercise of the warrants if the weighted average price of the common shares for 10 consecutive trading days exceeds 400% of $58.25. In September 2015, we issued an additional 10,092 common shares and 10,092 warrants to purchase 10,092 common shares in conjunction with the price protection clause in effect through December 31, 2015 and the equity financing completed in September 2015. In December 2015, we issued an additional 5,665 common shares and 5,665warrants to purchase 5,665common shares in conjunction with the price protection clause and the equity financing completed in December 2015. The purchase price for one common share and a warrant to purchase one common share was adjusted to $58.25. We filed a registration statement to register the resale of the shares to be issued in the offering and the shares issuable upon exercise of the warrants with the SEC.

On August 10, 2015, we completed an acquisition of assets related to the RDX® removable disk product lines from Imation Corp. (“Imation”). We issued 61,165 common shares with an approximate value of $6.1 million, and a warrant exercisable for 10,000 additional common shares exercisable in connection with certain purchase price adjustments under the asset purchase agreement. In February 2016, Imation exercised the warrant and we issued 10,000 common shares at $0.25.

In September and October 2015, we entered into subscription agreements with certain investors pursuant to which we issued, in the aggregate, 56,718 common shares, warrants exercisable to purchase up to 14,180 common shares, and adjustment warrants (the “Adjustment Warrants”) for an aggregate offering price of approximately $3.3 million (the “October 2015 Registered Direct Offering”). The purchase price for one common share, a warrant to purchase one quarter of one common share (the “Warrant Shares”), and an Adjustment Warrant was $58.25. The Adjustment Warrants become exercisable to purchase a number of common shares to be determined at such time following an additional financing by the Company prior to December 31, 2015. Each warrant has an initial exercise price of $58.25 per Warrant Share. The warrants are immediately exercisable and have a five-year term. Each Adjustment Warrant has an initial exercise price of $0.25 per common share. In December 2015, we issued an additional 51,897 warrants to purchase 51,897 common shares in connection with the price protection clauses in effect through December 31, 2015 and the equity financing completed in December 2015. Each warrant has an exercise price of $58.25. In December 2015, we issued 9,359 Adjustment Warrants to purchase 9,359 common shares in conjunction with the equity financing completed in December 2015. In January 2016, 9,062 Adjustment Warrants were exercised at $0.25 per common share. The remaining Adjustment Warrants expired on March 31, 2016.

In December 2015, we completed an equity financing of 101,100 common shares and warrants to purchase up to 101,100 common shares for a gross purchase price of approximately $5.1 million (the “December 2015 Registered Direct Offering”). The purchase price for one common share and a warrant to purchase one common share was $50.00. The warrants have an exercise price of $62.50 per share and a five-year term. We have the right to force the exercise of the warrants if the weighted average price of the common shares for 10 consecutive trading days exceeds 400% of $44.75. Warrants to purchase up to 60,000 common shares include a one-time adjustment provision, as defined in the agreement, which provides that the exercise price will be automatically adjusted, if the adjustment price as calculated on May 28, 2016, is less than $62.50.

The Company issued 26,738 common shares in connection with its election to pay accrued and outstanding interest under the convertible debenture either entirely in cash or common shares.

The Company issued 13,963 common shares in connection with the exercise of warrants issued in connection with a November 2013 underwritten financing for the sale of 50,000 units that included one common share and one-half of one common share purchase warrant, at a price of $83.75 per unit of gross proceeds of $4,187,500. Each such warrant was exercisable to acquire one common share at a purchase price of $112.50.

(3)	In March 2016, the company issued 1,200 shares in connection with subscription agreements dated December 2015 and entered into in connection with the December 2015 Registered Direct Offering.

In March 2016, the Company entered into a warrant exchange agreement with MF Ventures, LLC (“MF Ventures”), a related party, pursuant to which the Company agreed to issue a warrant (the “New Warrant”) for the purchase of up to 287,969 common shares (the “Warrant Shares”) in exchange for the surrender and cancellation of previously outstanding warrants for the purchase of up to, in aggregate, 121,250 common shares (the “Previously Outstanding Warrants”) (the “March 2016 Warrant Exchange”). The terms of the New Warrant are substantially similar to the Previously Outstanding Warrants except the exercise price has changed to $30.50 per common share. On March 25, 2016, MF Ventures exercised 121,250 of the Warrant Shares for 121,250 common shares pursuant to which the Company received $3.7 million in proceeds. The expiration date for the remaining balance of the New Warrant is March 25, 2021.

In January 2017, the Company completed its acquisition (the “Acquisition”) of all of the outstanding equity interests of HVE ConneXions, LLC and Unified ConneXions, Inc. (the “Sellers”). The Company initially purchased 19.9% of the outstanding equity interests of the Sellers in December 2016, and in connection with such purchase, issued 157,895 common shares.

Between December 2016 and March 16, 2017, the Company completed private placements and issued a total of 725,599 “Units” at a purchase price of $7.50 per Unit (the “December 2016 to March 2017 Private Placement”). Each Unit consisted of one common share and one warrant from each of two series of warrants, as described below. The Company received gross proceeds of $5.4 million in connection with the sale of the Units. The first series of warrants is exercisable to purchase 725,599 common shares in the aggregate and has an exercise price of $10.00 per share, a one-year term, and is exercisable in whole or in part at any time prior to expiration. The second series of warrants is exercisable for 725,599 common shares in the aggregate and has an exercise price of $13.75 per share, a five-year term, and is exercisable in whole or in part at any time prior to expiration. In December 2016, the Company issued 277,333 common shares under the Units described above.

The company issued 124,205 in connection with its election to pay accrued and outstanding interest under the convertible debenture either entirely in cash or common shares.

In February 2016, the company issued 10,000 common shares upon exercise, at a price of $0.25 per common share, of warrants issued in connection with the Company’s August 2015 acquisition of assets related to the RDX® removable disk product lines and related inventory from Imation Corp. Additionally, the company issued 9,062 common shares in connection with the exercise of adjustment warrants issued in connection with the Company’s October 2015 registered direct offering of, in the aggregate, 56,718 of the Company’s common shares, warrants exercisable to purchase up to 14,180 common shares, and adjustment warrants. The purchase price for one common share, a warrant to purchase one quarter of one common share, and an adjustment warrant was $58.25. Each adjustment warrant had an initial exercise price of $0.25 per common share.

(4)

In connection with the December 2016 to March 2017 Private Placement, from January 2017 to March 2017, the Company issued 448,267 common shares and the warrants under the Units described in the footnote above. The warrants were amended on July 11, 2017 to provide the Company the right to exchange the warrants for common shares.

In January 2017, the Company completed the Acquisition, and in connection with such purchase of the remaining outstanding equity interests of the Sellers, issued 88,235 common shares.

In March 2017, the Company completed a registered direct offering of 818,181 of the Company’s common shares, and warrants exercisable to purchase up to 818,181 of the Company’s common shares, at an exercise price of $7.50 per share (the “March 2017 Offering”). The Company sold the common shares at a price of $5.50 per share, and received gross proceeds from the offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $4,500,000.

The Company issued 176,317 common shares in connection with its election to pay accrued and outstanding interest under the convertible debenture either entirely in cash or common shares.

At July 12, 2017, the Company had the following outstanding warrants to purchase common shares:

	Contractual	Exercise		Number
Date issued	life (years)	price		outstanding		Expiration
February 2015(1)	3	$112.50		4,000		February 20, 2018
March 2015(2)	3	$180.25		4,000		March 6, 2018
March 2015(3)	3	$125.50		4,000		March 20, 2018
May 2015(4)	5	$100.00		33,600		May 31, 2020
October 2015(5)	5	$58.25		16,077		October 14, 2020
December 2015(6)	3	$38.50		20,000		December 21, 2018
December 2015(7)	5	$62.50		41,100		December 15, 2020
December 2015(8)	5	$27.00	(9)	60,000	(10)	December 4, 2020
January 2016(11)	3	$51.50		3,539		November 30, 2018
February 2016(12)	3	$40.50		20,000		February 26, 2019
March 2016(13)	5	$62.50		1,200		March 4, 2021
November 2016(14)	3	$50.00		1,000		November 8, 2019
December 2016(15)	6	$0.25		34,483		December 30, 2022
March 2017(16)	6	$0.25		15,957		April 18, 2023
March 2017(17)	6	$0.25		35,242		June 1, 2023
March 2017(18)	5	$7.50		867,272	(19)	March 24, 2022
				1,161,470
            ___________________
(1)	Issued to FBC Holdings in connection with draws on a revolving credit facility.

(2)	Issued to FBC Holdings in connection with draws on a revolving credit facility.

(3)	Issued to FBC Holdings in connection with draws on a revolving credit facility.

(4)	Issued in connection with the May 2015 Private Placement.

(5)	Issued in connection with the October 2015 Registered Direct Offering.

(6)	Issued in connection with the December 2015 Registered Direct Offering.

(7)	Issued in connection with the December 2015 Registered Direct Offering.

(8)	Issued in connection with the December 2015 Registered Direct Offering.

(9)

Include a one-time adjustment provision, as defined in the agreement, which provided that the exercise price would be automatically adjusted, if the adjustment price as calculated on May 28, 2016, was less than $62.50. On May 28, 2016, the exercise price was adjusted to $27.00 for the one-time adjustment provision.

(10)

If the Company or any subsidiary thereof, at any time while this warrant is outstanding, enters into a Variable Rate Transaction (as defined in the related purchase agreement) and the issue price, conversion price or exercise price per share applicable thereto is less than the warrant exercise price then in effect, the exercise price shall be reduced to equal the VRT price.

(11)	Issued in connection with the December 2015 Registered Direct Offering.

(12)	Issued to FBC Holdings in connection with the November 2015 modification of certain terms in the company’s convertible note.

(13)	Issued in connection with the December 2015 Registered Direct Offering.

(14)	Issued to Peter Smiechowski in connection with compensation for consulting services.

(15)	Issued in connection with the First Amendment entered into with Opus Bank.

(16)	Issued in connection with the Second Amendment entered into with Opus Bank.

(17)	Issued in connection with the Second Amendment entered into with Opus Bank.

(18)	Issued in connection with the March 2017 Offering.

(19)

If at any time while these warrants are outstanding, the Company sells or grants options to purchase, reprices or otherwise issues any common shares or securities convertible into common shares at a price less than $7.50, then the exercise price for the Warrants will be reduced to such price, provided that the exercise price will not be lower than $0.10, and the number of common shares issuable under the Warrants will be increased such that, after taking into account the decrease in the exercise price, the aggregate exercise price under the Warrants will remain the same. In addition, upon the occurrence of certain fundamental transactions, including certain mergers, sales of substantially all of our assets or those of our significant subsidiaries, and other significant corporate events, the warrant holders will have certain rights, including for the exchange of the Warrants for warrants to purchase common shares of the successor entity and the right to have the Company purchase the warrants for their Black Scholes Value.

            Our articles of amalgamation, bylaws, and Registration Statement on Form 8-A describe the rights attached to our common shares more fully. These documents are filed as exhibits to the registration statement of which this prospectus forms a part or are incorporated by reference. See the section entitled “Where You Can Find Additional Information” on page 1.

            NASDAQ Stock Market Marketplace Rules permit NASDAQ-listed companies that are foreign private issuers to follow home country practices in lieu of the corporate governance provisions specified by the NASDAQ with limited exceptions. While we intend to comply with most of these rules, we plan to follow home country rules with respect to shareholder approval requirements for the issuance of securities in lieu of following NASDAQ's shareholder approval requirements under NASDAQ Listing Rule 5635. Other than with respect to certain actions, including consummation of amalgamations (mergers), plans of arrangement, and certain related party transactions, the Business Corporations Act (Ontario) and applicable Canadian securities legislation generally do not require that shareholders approve the issuance of securities. As a result of this election or if in the future we elect to follow other home country practices, shareholders may be afforded less protection than they otherwise would have under the NASDAQ corporate listing standards applicable to U.S. domestic issuers. Sphere 3D relied upon this exemption in connection with the integrated offerings of common shares and warrants to purchase common shares consummated in September, October, and December 2015; in connection with the warrant exchange in March 2016; and the integrated offerings of common shares and warrants to purchase common shares consummated in the period between December 2016 and March 2017.

PLAN OF DISTRIBUTION

            The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares and warrants or interests in common shares and warrants on any stock exchange, market or trading facility on which the common shares or warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

            The securities being offered by this prospectus may be sold:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities;

•	through broker-dealers (acting as agent or principal);

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

            At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, if required, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

            Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

            The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on The NASDAQ Capital Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from the selling shareholders or the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

            Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

            If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and, if required, prospectus supplement will be used by the underwriters to resell the securities.

            If a dealer is used in any sale of the securities, the selling shareholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

To the extent required, we will set forth in a prospectus supplement the name of the dealer and the terms of the transactions.

            The selling shareholders may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, a prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

            Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling shareholders to indemnification by us and the selling shareholders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling shareholders to payments they may be required to make in respect of such liabilities. If required, a prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

            Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

            Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

            These transactions may be effected on an exchange, if the securities are listed on that exchange, or in the over-the-counter market or otherwise.

            Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

            Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

            To the extent that the selling shareholders make sales to or through one or more underwriters or agents in at-the-market offerings, the selling shareholders will do so pursuant to the terms of a distribution agreement among us, the selling shareholders and the underwriters or agents. If the selling shareholders engage in at-the-market sales pursuant to a distribution agreement, the selling shareholders will sell our common shares and warrants to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, the selling shareholders may sell common shares and warrants on a daily basis in exchange transactions or otherwise as the selling shareholders agree with the underwriters or agents. The distribution agreement will provide that any common shares or warrants sold will be sold at prices related to the then prevailing market prices for our common shares and warrants. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, the selling shareholders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common shares and warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

            In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

            The selling shareholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short-sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in a prospectus supplement (or a post-effective amendment), if required.

            The selling shareholders may loan or pledge securities to a financial institution or other third party that in turn may sell or transfer the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

            We cannot advise you as to whether the selling shareholders will, in fact, sell or transfer any or all of such shares, and the selling shareholders are not obligated to do so pursuant to this registration statement and may retain their common shares or warrants.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

            We are a corporation governed by the Business Corporations Act (Ontario) and by the applicable federal laws of Canada. Certain of our directors and officers and some of the experts named in this prospectus reside outside the United States and a majority of their assets are located outside the United States. It may not be possible for you to effect service of process within the United States on these persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in United States courts, because a significant portion of our assets and the assets of these persons are located outside the United States.

            We have been advised that there are strong defenses that can be raised as to the enforceability, in original actions in Canadian courts, of liabilities based on the United States federal securities laws or “blue sky” laws of any state within the United States and to the enforceability in Canadian courts of judgments of United States courts obtained in actions based on the civil liability provisions of the United States federal securities laws or any such state securities or blue sky laws such that the enforcement in Canada of such liabilities and judgments is not certain. Therefore, it may not be possible to enforce those judgments against us, our directors and officers and some of the experts named in this prospectus.

EXPENSES

            The following table lists the costs and expenses payable by us in connection with the potential sale of the common shares and warrants covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling shareholders. The estimates do not include expenses related to offerings of particular securities. Any prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$1,055
Legal fees and expenses	40,000
Accounting fees and expenses	5,000
Miscellaneous expenses	3,000
Total	$49,055

LEGAL MATTERS

            The validity of the common shares and warrants offered hereby will be passed upon for us by Stikeman Elliot LLP, 1155 René-Lévesque Blvd. West, 40th Floor, Montréal, QC H3B 3V2.

EXPERTS

            Moss Adams LLP, 4747 Executive Drive, Suite 1300, San Diego, CA 92121, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in our Annual Report on Form 20-F for the year ended December 31, 2016, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Further, Moss Adams has audited the consolidated financial statements of Overland Storage, Inc., as of June 30, 2014 and 2013, and for the years then ended, included in our Form F-4, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.        Indemnification of Directors and Officers

            Under the Business Corporations Act (Ontario), we may indemnify a director or officer, a former director or officer or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or another entity on condition that (i) the individual acted honestly and in good faith with a view to our best interests or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual also had reasonable grounds for believing that his or her conduct was lawful. Further, we may, with court approval, indemnify an individual described above in respect of an action by or on our behalf or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with us or another entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills condition (i) above. An individual as described above is entitled as a matter of right to indemnification from us in respect of all costs, charges and expenses reasonably incurred by such individual in connection with the defense of any civil, criminal, administrative, investigative or other proceedings to which such individual is subject if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done, and has fulfilled conditions (i) and (ii) above.

            In accordance with the Business Corporations Act (Ontario), we have agreed to indemnify each of our directors and officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding in which such individual is involved by reason of his association with us or another entity if he acted honestly and in good faith with a view to our best interests or such other entity, and he had reasonable grounds for believing that his conduct was lawful.

            We maintain a policy of directors’ and officers’ liability insurance, which insures directors and officers for losses as a result of claims against our directors and officers in their capacity as directors and officers and also reimburses us for payments made pursuant to the indemnity provisions under our bylaws and the Business Corporations Act (Ontario).

Item 9.        Exhibits

            The exhibits to this registration statement are listed in the Exhibit Index that appears immediately following the signature pages of this registration statement. Such Exhibit Index is hereby incorporated in this Item 9 by reference.

Item 10.      Undertakings

            (a)        The undersigned registrant hereby undertakes:

            1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

            (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

            2.        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3.        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            4.        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that we include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

           5.        That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if relying on Rule 430B:

            (i)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (ii)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

            (b)        That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

2.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

3.

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

            (c)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (d)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (e)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (f)        The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 20th day of July, 2017.

SPHERE 3D CORP.

By:	/s/ ERIC L. KELLY
Eric L. Kelly
Chief Executive Officer

POWER OF ATTORNEY

            Each person whose signature appears below hereby constitutes and appoints Eric L. Kelly and Kurt L. Kalbfleisch, jointly and severally, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their capacities and on the date indicated.

Signature	Title	Date

/s/ ERIC L. KELLY	Chairman of the Board and Chief Executive Officer	July 20, 2017
Eric L. Kelly	Principal Executive Officer)

/s/ KURT L. KALBFLEISCH	Chief Financial Officer	July 20, 2017
Kurt L. Kalbfleisch	(Principal Financial and Accounting Officer)

/s/ CHEEMIN BO-LINN	Director	July 20, 2017
Dr. Cheemin Bo-Linn

/s/ VIVEKANAND MAHADEVAN	Director	July 20, 2017
Vivekanand Mahadevan

/s/ DUNCAN McEWAN	Director	July 20, 2017
Duncan McEwan

/s/ PETER TASSIOPOULOS	Director	July 20, 2017
Peter Tassiopoulos

EXHIBIT INDEX

Exhibit		Filed	Incorporated by Reference
Number	Description	Herewith	Form	File No.	Date Filed

4.1	Specimen certificate evidencing Common Shares		F-3	333-210735	4/13/2016

4.2	Form of Stock Purchase Agreement		20-F	001-36532	3/31/2017

5.1	Opinion of Stikeman Elliot LLP	X

23.1	Consent of Moss Adams LLP (consent of independent registered public accounting firm for Sphere 3D)	X

23.2	Consent of Moss Adams LLP (consent of independent registered public accounting firm for Overland Storage)	X